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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                               TABLE OF CONTENTS

1.      Period of Employment
2.      Position and Responsibilities
3.      Compensation and Benefits
4.      Termination of Employment
5.      Proprietary Information
6.      Arbitration
7.      Notices
8.      Action by Odwalla
9.      Integration
10.     Amendments; Waivers
11.     Assignment; Successors and Assigns
12.     Severability
13.     Attorneys' Fees
14.     Injunctive Relief
15.     Governing Law
16.     Interpretation
17.     Employee Acknowledgment


        This Agreement, dated as of May 2, 2000, is between Odwalla, Inc., a California corporation ("Odwalla"), and Douglas K. Levin ("Levin").

                                    RECITALS

Odwalla and Levin wish to enter into their employment relationship on the following terms and conditions.

Odwalla recognizes and acknowledges that Levin has been valuable and instrumental in developing Fresh Samantha's business and good will.

Levin acknowledges the compensation conferred upon him by this employment agreement, consisting of additional salary, health benefits, and option vesting provisions in the event Levin is terminated without Cause or is Involuntarily Terminated following a Change in Control or Corporate Transaction, as provided below.

Odwalla has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Odwalla considers vital to its business and goodwill.

The Proprietary Information will necessarily be communicated to or acquired by Levin in the course of his employment with Odwalla, and Odwalla wishes to continue its employment relationship with Levin only if, in doing so, it can protect its Proprietary Information and goodwill.


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ACCORDINGLY, the parties agree as follows:

1. Period of Employment.

(a) Basic Term. Odwalla shall continue to employ Levin to render services to Odwalla in the position and with the duties and responsibilities described in
Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending upon the earlier of (i) December 21, 2002, as, and to the extent, extended under Section 1(b); or (ii) the date upon which the Period of Employment is terminated in accordance with Section 4.

(b) Renewal. Subject to Section 4, Levin's employment will be renewed automatically for an additional one (1) year period (without any action by either party) on December 21, 2002 and on each anniversary thereof, unless one party gives to the other written notice sixty (60) days in advance of the beginning of any one-year renewal period that the Period of Employment is to be terminated. In no event shall the Period of Employment under this Agreement extend or be renewed beyond December 21, 2005. Either party may elect not to renew this Agreement with or without cause, in which case this Section 1(b) shall govern Levin's termination and not Section 4 (except for Levin's termination obligations set forth in Section 4(h), which shall remain in effect). Nothing stated in this Agreement or represented orally or in writing to either party shall create an obligation to renew this Agreement.


2. Position and Responsibilities.

(a) Position. Levin accepts employment with Odwalla as President and shall perform all services appropriate to that position, as well as such other services as may be assigned by Odwalla. Levin shall devote his best efforts and full-time attention to the performance of his duties. Levin shall be subject to the direction of Odwalla, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Levin shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(b) Other Activity. Except upon the prior written consent of Odwalla, Levin (during the Period of Employment) shall not (i) accept any other employment; or
(ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Odwalla, that might create a conflict of interest with Odwalla, or that otherwise might interfere with the business of Odwalla, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Odwalla. So that Odwalla may be aware of the extent of any other demands upon Levin's time and attention, Levin shall disclose in confidence to Odwalla the nature and scope of any other business activity in which he is or becomes engaged during the Period of Employment.



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3. Compensation and Benefits.

(a) Compensation. In consideration of the services to be rendered under this Agreement, Odwalla shall pay Levin One Hundred Ninety Thousand Dollars ($190,000) per year, payable bi-weekly, pursuant to the procedures regularly established, and as they may be amended, by Odwalla in its sole discretion, during the Period of Employment. Odwalla shall review annually Levin's compensation and shall determine, in its sole discretion, whether and how much the existing compensation shall be adjusted, without regard to any policy or practice Odwalla may have for adjusting salaries. All compensation and comparable payments to be paid to Levin under this Agreement shall be less withholdings required by law.

(b) Benefits. Pursuant to the Compensation Committee's decision of June 14, 1999, regarding Senior Executive Officer vacation policy, Levin will not accrue vacation leave. Levin shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Odwalla's policies and generally made available to similarly situated employees of Odwalla. The amount and extent of benefits to which Levin is entitled shall be governed by the specific benefit plan, as amended. Levin also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Odwalla reserves the ability, in its sole discretion, to adjust Levin's benefits provided under this Agreement. No statement concerning benefits or compensation to which Levin is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

(c) Expenses. Odwalla shall reimburse Levin for reasonable travel and other business expenses incurred by Levin in the performance of his duties, in accordance with Odwalla's policies, as they may be amended in Odwalla's sole discretion.

(d) Options. At the first meeting of the Board of Directors Compensation Committee ("Compensation Committee") scheduled after the date of this Agreement, Odwalla's Chief Executive Officer will recommend that the Compensation Committee award Levin options to purchase one hundred thirty thousand (130,000) shares of Odwalla common stock under the 1997 Stock Option/Stock Issuance Plan, as amended. The terms recommended to the Compensation Committee are as follows: vesting, forty-eight (48) months with one-forty-eighth (1/48) of the award vesting monthly; option price, closing price quoted on NASDAQ as of the date of the award; vesting start date, the date of this Agreement.

(e) Temporary Housing. As provided in Exhibit A to this Agreement.

4. Termination of Employment.

(a) By Death. The Period of Employment shall terminate automatically upon the death of Levin. Odwalla shall pay to Levin's beneficiaries or estate, as appropriate, any compensation then due and owing, if any. Thereafter, all obligations of Odwalla under this Agreement shall cease. Any stock option outstanding at the time of Levin's death



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shall remain exercisable by the personal representative of Levin's estate or by the person or persons to whom the option is transferred pursuant to Levin's will or in accordance with the laws of descent and distribution and may be exercised as provided by the relevant Stock Option Agreement. Nothing in this Section shall affect any entitlement of Levin's heirs to the benefits of any life insurance plan or other applicable benefits.

(b) By Disability. If, by reason of any physical or mental incapacity, Levin cannot perform his duties under this Agreement for six (6) consecutive months, then, to the extent permitted by law, Levin's Period of Employment will be automatically terminated. Odwalla shall supplement any benefits Levin receives under Odwalla's disability plans to the extent necessary to make Levin's net compensation whole and shall provide applicable benefits to which he is entitled up through the last business day on which the Period of Employment was terminated; thereafter, all obligations of Odwalla under this Agreement shall cease. Nothing in this Section shall affect Levin's rights under any applicable Odwalla disability plan.

(c) By Employer Not For Cause. At any time, Odwalla may terminate Levin without Cause (as defined below) by providing Levin sixty (60) days' advance written notice, provided Odwalla:

        (i) pays Levin all compensation due to Levin through December 21, 2002, or the relevant anniversary thereof, if this Agreement has been automatically renewed as provided by Section 1(b). The compensation due to Levin during this period will be based on Levin's salary as of the effective date of termination and will be payable on a bi-weekly basis;

        (ii) reimburses Levin for the cost of acquiring health benefits, through COBRA or, to the extent Levin's eligibility for COBRA ends prior to the fulfillment of this obligation, through the independent purchase of comparable health benefits, through December 21, 2002, or the relevant anniversary thereof, if this Agreement has been automatically renewed as provided by Section 1(b); and

        (iii) automatically accelerates each outstanding stock option so that each such option shall, at the time Levin's termination becomes effective, become fully exercisable with respect to the total number of shares of stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares. Any options so accelerated shall remain exercisable for the limited period set forth in the stock option agreements evidencing the option, but no such option shall be exercisable after the expiration of the option term.

Odwalla shall have the option, in its complete discretion, to terminate Levin at any time prior to the end of the sixty (60) day notice period.



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(d) By Employer For Cause. At any time, and without prior notice, Odwalla may terminate Levin for Cause. Odwalla shall pay Levin all compensation then due and owing; thereafter, all of Odwalla's obligations under this Agreement shall cease. Termination shall be for "Cause" if Levin: (i) acts in bad faith and to the detriment of Odwalla; (ii) refuses or fails to act in accordance with any specific direction or order of Odwalla; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) is selected for layoff pursuant to a bona fide reduction-in-force; or (vi) breaches any material term of this Agreement. If termination is due to Levin's disability, Section 4(b) above shall control, and not this subsection on termination for Cause.

(e) By Employee Not for Good Reason. At any time, Levin may terminate his employment without Good Reason (as defined below) by providing Odwalla thirty
(30) days' advance written notice. Odwalla shall have the option, in its complete discretion, to make Levin's termination effective at any time prior to the end of such notice period, provided Odwalla pays Levin all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Levin would have earned through the balance of the above notice period, not to exceed thirty (30) days; thereafter, all of Odwalla's obligations under this Agreement shall cease.

(f) By Employee for Good Reason. Levin may terminate his employment for Good Reason by giving Odwalla thirty (30) days' advance written notice. Termination shall be for "Good Reason" if:

        (i) the position, duties, or responsibilities assigned to Levin are materially and adversely changed; or

        (ii) Odwalla fails to comply in any material respect with any of its material covenants and agreements hereunder.

Levin's written notice of termination of his employment for Good Reason shall specify with reasonable detail the nature of the grounds for such termination and provide Odwalla with a period of thirty (30) days during which Odwalla shall be given the opportunity to cure the condition constituting Good Reason. Any such notice shall be made not more than forty-five (45) days after the occurrence of the event that is the basis for the Good Reason. If the condition is remedied within the thirty (30) day notice period, Levin's notice of termination shall be rescinded automatically; if not remedied, termination shall become effective upon the expiration of the above notice period. In the event Levin terminates his employment for Good Reason pursuant to this section, and Odwalla fails to cure the condition constituting Good Reason, Levin shall be entitled to receive severance pay in an amount equal to Levin's base salary then in effect (as specified pursuant to Section 3(a)) for a period of twelve (12) months and reimbursement for the cost of acquiring health benefits through COBRA for a period of twelve (12) months. Such severance pay shall be in lieu of any damages under this Agreement for any alleged breach. Thereafter, all of Odwalla's obligations under this Agreement shall



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cease. Odwalla shall also have the option, in its complete discretion, to make
Levin's termination effective at any time prior to the end of the notice period, provided that Odwalla pays Levin all compensation due and owning through the balance of the notice period (not to exceed thirty (30) days), in addition to the payment of twelve (12) months base salary and health benefits reimbursement described above. Such severance pay and health benefits reimbursement shall be paid in accordance with Odwalla's normal payroll cycle.

(g) Involuntary Termination Following Change in Control/Corporate Transaction. To the extent permitted by law, Odwalla, in its sole discretion, may terminate the Period of Employment (in which case all of Odwalla's obligations under this Agreement shall cease after payment of all compensation due and owing) upon any formal action of Odwalla's management to effect a Change in Control or a Corporate Transaction as those terms are defined in the 1997 Stock Option/Stock Issuance Plan, as amended. In the event Levin is subjected to of an Involuntary Termination, as the term is defined in the 1997 Stock Option/Stock Issuance Plan, as amended, within twelve (12) months of a Change in Control or a Corporate Transaction, Odwalla will:

        (i) pay Levin all compensation due to Levin through December 21, 2002, or the relevant anniversary thereof, if this Agreement has been automatically renewed as provided by Section 1(b). The compensation due to Levin during this period will be based on Levin's salary as of the effective date of the Involuntary Termination and will be payable on a bi-weekly basis;

        (ii) reimburse Levin for the cost of acquiring health benefits, through COBRA or, to the extent Levin's eligibility for COBRA ends prior to the fulfillment of this obligation, through the independent purchase of comparable health benefits, through December 21, 2002, or the relevant anniversary thereof, if this Agreement has been automatically renewed as provided by Section 1(b); and

        (iii) automatically accelerate each outstanding stock option so that each such option shall, immediately upon an Involuntary Termination of Levin's Service, become fully exercisable with respect to the total number of shares of stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares. Any options so accelerated shall remain exercisable for the limited period set forth in the stock option agreements evidencing the option, but no such option shall be exercisable after the expiration of the option term.

In addition, notwithstanding any provision of this Agreement to the contrary, the total payments or benefits to be made or provided to Levin by Odwalla (whether pursuant to this Agreement or otherwise) due to a Change of Control or Corporate Transaction shall not exceed three times Levin's annualized includible compensation for the base period, as defined in subsection (d) of Section 280G of the Internal Revenue Code of 1986 ("Code"), minus one dollar ($1.00). The intent of this portion of this Section is to prevent any payment or benefit,



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including the acceleration of vesting of any outstanding and unvested stock options, to Levin from being subject to the excise tax imposed by Code Section 4999.

(h) Termination Obligations.

    (i) Levin agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Levin in the course of or incident to his employment, belongs to Odwalla and shall be returned promptly to Odwalla upon termination of the Period of Employment.

    (ii) All benefits to which Levin is otherwise entitled shall cease upon Levin's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Odwalla.

    (iii) Upon termination of the Period of Employment, Levin shall be deemed to have resigned from all offices then held with Odwalla or any Affiliate.

    (iv) The representations and warranties contained in this Agreement and Levin's obligations under this Section 4(h) on Termination Obligations and
Section 5 on Proprietary Information shall survive the termination of the Period of Employment and the expiration of this Agreement.

    (v) Following any termination of the Period of Employment, Levin shall fully cooperate with Odwalla in all matters relating to the winding up of pending work on behalf of Odwalla and the orderly transfer of work to other employees of Odwalla. Levin shall also cooperate in the defense of any action brought by any third party against Odwalla that relates in any way to Levin's acts or omissions while employed by Odwalla or in the defense of any action brought by any third party relating to litigation pending against Odwalla at the time the Period of Employment is terminated.


5. Proprietary Information.

(a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Odwalla, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Odwalla in the course of his or her employment or otherwise produced or acquired by or on behalf of Odwalla. All Proprietary Information not generally known outside of Odwalla's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Levin should consult any Odwalla procedures instituted to identify and protect certain types of Confidential Information, which are considered by Odwalla to be safeguards in



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addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b) General Restrictions on Use. During the Period of Employment, Levin shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Odwalla and as is necessary to carry out his responsibilities under this Agreement. Following termination, Levin shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Odwalla. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Odwalla.

(c) Location and Reproduction. Levin shall maintain at his work station and/or any other place under his control only such Confidential Information as he has a current "need to know." Levin shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Levin shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

(d) Prior Actions and Knowledge. Levin represents and warrants that from the time of his first contact with Odwalla, he has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of Odwalla, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

(e) Third-Party Information. Levin acknowledges that Odwalla has received and in the future will receive from third parties their confidential information subject to a duty on Odwalla's part to maintain the confidentiality of this information and to use it only for certain limited purposes. Levin agrees that he owes Odwalla and these third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Odwalla's agreement with third parties.

(f) Competitive Activity. Levin acknowledges and agrees that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult. To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, Levin agrees that for a period of one (1) year following the termination of his employment relationship with Odwalla or for any period in which he is entitled to payments and health benefits pursuant to Sections 4(c) and 4(f), whichever is greater, he shall not, directly or indirectly, (i) divert or attempt to divert from Odwalla (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by Odwalla (or any Affiliate); or (iii) engage in any business activity that is or may be competitive with Odwalla (or any Affiliate) in any state where Odwalla conducts its business, unless



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Levin can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information. Additionally, in consideration of the employment under this Agreement, Levin agrees that upon the event that he, directly or indirectly, (i) diverts or attempts to divert from Odwalla (or any Affiliate) any business of any kind in which it is engaged; (ii) employs or recommends for employment any person employed by Odwalla (or any Affiliate); or (iii) engages in any business activity that is or may be competitive with Odwalla (or any Affiliate) in any state where Odwalla conducts its business, during such time as that Levin is not employed by Odwalla but receiving payments and health benefits pursuant to Sub-Sections 4(c) and 4(f), all of Odwalla's obligations under this Agreement shall cease.

(g) Interference with Business. In order to avoid disruption of Odwalla's business, Levin agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) solicit any customer of Odwalla (or any Affiliate) known to Levin during the Period of Employment to have been a customer; or (ii) solicit for employment any person employed by Odwalla (or any Affiliate). Additionally, Levin agrees that in the event he, directly or indirectly, (i) solicits any customer of Odwalla (or any Affiliate) known to Levin during the Period of Employment to have been a customer; or (ii) solicits for employment any person employed by Odwalla (or any Affiliate) during such time as that Levin is not employed by Odwalla but receiving payments and health benefits pursuant to Sub-Sections 4(c) and 4(f), all of Odwalla's obligations under this Agreement shall cease.

(h) Maintenance of Records. Levin agrees to keep and maintain adequate and current written records of all sales and customer transactions, which records shall be available to and remain the sole property of Odwalla at all times.

(i) The rights and obligations created in Section 5 of this Employment Agreement are in addition to the rights and obligations contained the Employee Proprietary Information Agreement executed by Levin on August 3, 1993.


6. Arbitration.

(a) Arbitrable Claims. To the fullest extent permitted by law, all contractual disputes between Levin (and his attorneys, successors, and assigns) and Odwalla (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Odwalla and Levin) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration.

(b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the



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written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in San Francisco. In any arbitration proceeding under this Agreement, the parties shall have the rights to discovery provided for in the AAA Employment Rules. The interpretation and enforcement of this agreement to arbitrate shall be governed by the California Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

(d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e) Continuing Obligations. The rights and obligations of Levin and Odwalla set forth in this Section on Arbitration shall survive the termination of Levin's employment and the expiration of this Agreement.

7. Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to Odwalla (but only upon receipt by Levin of a written confirmation of receipt), or three (3) business



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days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Odwalla or to Levin at the corresponding address or fax number (if any) below. Levin shall be obligated to notify Odwalla in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Odwalla's Notice Address:

     Odwalla, Inc.
     120 Stone Pine Road
     Half Moon Bay, CA  94019
     Fax Number:  650-712-5959

Levin's Notice Address:

     Douglas K. Levin
    -------------------------
     Cape Elizabeth, ME


8. Action by Odwalla. All actions required or permitted to be taken under this Agreement by Odwalla, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.


9. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Levin's employment by Odwalla. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Levin, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Odwalla, now or in the future, apply to Levin and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.



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11. Assignment; Successors and Assigns. Levin agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Odwalla with, or its merger into, any other entity, or the sale by Odwalla of all or substantially all of its assets, or the otherwise lawful assignment by Odwalla of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.


12. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.


13. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.


14. Injunctive Relief. If Levin breaches or threatens to breach any of the covenants in Section 5 on Proprietary Information, the parties acknowledge and agree that the damage or imminent damage to Odwalla's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, Odwalla shall be entitled to injunctive relief against Levin in the event of any breach or threatened breach of the above provisions by Levin, in addition to any other relief (including damages) available to Odwalla under this Agreement or under law.


15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.


16. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.



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

17. Employee Acknowledgment. Levin acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.


The parties have duly executed this Agreement as of the date first written above.



--------------------------------
   Douglas K. Levin




   Odwalla, Inc.

--------------------------------
   By:  D. Stephen C. Williamson
   Its:  Chief Executive Officer



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

                                   Exhibit A

                                 [ODWALLA LOGO]


DATE:          February 1, 2000

TO:            Doug Levin

FROM:          Stephen Williamson

RE:            Temporary Housing


Odwalla has agreed to cover the following temporary housing and related costs:

        - Reimbursement of monthly rental costs not to exceed twelve months (on a tax adjusted basis);

        - Temporary housing deposits and/or advances needed to secure a temporary residence (deposits and/or advances will need to be returned in full to Odwalla);

        - Temporary house hunting trips for you and your family not to exceed two trips; and

        - Payment for moving your family (including airfare if requested by you) and household belongings from Maine to California.

The above referenced temporary housing and related costs will be available to you effective as of the date of your Employment Agreement.




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